SHARE EXCHANGE AGREEEMENT

THIS SHARE EXCHANGE AGREEMENT (the “Agreement”), made this 7th day of January, 2011, by and between ABC Acquisition Corp 1502, a Nevada corporation ("ABC"), Amersey Investments LLC (“Amersey”), a Michigan limited liability company and Parallax Diagnostics, Ltd. (“Parallax”), a Delaware corporation and the shareholders of Parallax Diagnostics, Ltd. ("Shareholders"). ABC, Amersey, Paralax, and the Shareholder shall hereinafter be referred to collectively as the Parties and individually as a Party.

RECITALS:

WHEREAS, ABC  desires to acquire 100% of the issued and outstanding shares of common stock of Parallax in exchange for a net aggregate of twenty-one  million (21,000,000) shares of its authorized but un-issued common stock shares of ABC and a commitment for funding of a working capital investment;

WHEREAS, the Shareholders of Parallax desire to assist ABC in a business combination which will result in ABC owning100% of the issued and outstanding shares of Parallax's common stock; and

NOW, THEREFORE, in consideration of the mutual promises, covenants, and representations contained herein, THE PARTIES HERETO AGREE AS FOLLOWS:

ARTICLE I

EXCHANGE OF SHARES

1.1     Issuance of Shares.  Subject to all of the terms and conditions of this Agreement,

ABC agrees to issue twenty-one  million (21,000,000) shares (the "Shares") of its common stock to the Shareholders of Parallax in exchange for 100% of the issued and outstanding shares of common stock held by the Shareholders of Parallax (the “Purchased Shares”).

     1.2 Exemption from Registration.  The Parties hereto intend that the common stock to be issued by ABC to the Shareholders shall be exempt from the registration requirements of the Securities Act of 1933, as amended ("the Act"), pursuant to section 4(2) and or 3(b) of the Act and the rules and regulations promulgated thereunder.

     1.3 Restricted Securities.  Shareholders represent that Shareholders are aware that the Shares are "restricted securities" as that term is defined in Rule 144 and the general rules and regulations of the 1933 act.  Shareholders further represent that Shareholders are fully aware of the applicable limitations on the resale of restricted securities and that these restrictions are set forth, for the most part, in Rule 144 of the act as promulgated by the Securities and Exchange Commission (SEC).

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ABC Corp-Parallax Diagnostics, Ltd. Share Exchange Agreement

     1.4 Restrictive Legend.  Shareholders further represent that Shareholders understand that any and all certificates representing the Shares shall bear the following investment legend which the Shareholders understand:

     "No sale, offer to sell, or transfer of the shares represented by this certificate shall be made unless a registration statement under the Federal Securities Act of 1933, as amended, with respect to such shares then in effect or an exemption from the registration requirements of said act is then in fact applicable to said shares."

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF PARALLAX

Parallax hereby represents and warrants to ABC that:

     2.1 Organization.   Parallax is duly organized, validly existing and in good standing under the laws of Delaware, has all necessary corporate powers to own its property and to carry on its business as now owned and operated by it, and is duly qualified to do business and is in good standing in each of the states where its business requires qualification as it has no officers, directors or control persons who are prohibited from that status by any prior legal or regulatory enforcement action.

     2.2 Capital.  Shareholders own 100% of the issued capital stock of Parallax.  Parallax represents that there are no other issued and outstanding subscriptions, options, rights, warrants, debentures, instruments, convertible securities, or other agreements or commitments obligating Parallax to issue or to transfer from treasury any additional shares of its capital stock except as described in Exhibit B.

2.3 Beneficial Ownership of the Purchased Shares.  Each Shareholder is the sole beneficial and registered owner of the Purchased Shares referred to in section 1.1 above with a good and marketable title thereto, free and clear of any and all security interests, liens, charges, pledges, encumbrances, claims or rights of others.

2.4      Financial Statements & Assets.  The most recent financial statements of Parallax are attached as Exhibit C.  The financial statements have been prepared in accordance with generally accepted accounting principles and practices consistently followed by Parallax throughout the period indicated, and fairly represent the financial position of each as of the date of the balance sheet included in the financial statements.

     2.5 Investigation of Financial Condition.  Without in any manner reducing or otherwise mitigating the representations contained herein, ABC and/or its attorneys shall have the opportunity to meet with the accountants and attorneys to discuss the financial condition of Parallax.  Parallax shall make available to ABC and/or its attorney all books and records of once reasonable notice of such request have been given.

     2.6 Authority.  The Board of Directors of Parallax have authorized the execution of this Agreement and the consummation of transactions contemplated herein, and Parallax have full power and authority to execute, deliver, and perform this Agreement and this Agreement is a legal, valid and binding obligation of Parallax , and is enforceable in accordance with its terms and conditions.

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ABC Corp-Parallax Diagnostics, Ltd. Share Exchange Agreement

     2.7 Ability to Carry Out Obligations.  The execution and delivery of this Agreement by Parallax of its obligations hereunder in the time and in the manner contemplated will not cause, constitute or conflict with or result in (a) any breach or violation of any of the provisions or constitute a default under any license, indenture, mortgage, charter, instrument, articles of incorporation, bylaws, or other agreement or instrument to which either is a party, or by which it may be bound, nor will any consents or authorizations of any party other than those hereto be required, (b) an event that would permit any party to any agreement or instrument to terminate it or to accelerate the maturity of any indebtedness or other obligation of Parallax, or (c) any event that would result in the creation or imposition of any lien, charge, or encumbrance on any asset of Parallax .

     2.8 Full Disclosure.  None of the representations and warranties made by Parallax herein, or in any exhibit, certificate or memorandum furnished or to be furnished by either, or on their behalf, contains or will contain any untrue statement of material fact, or omit any material fact the omission of which would be misleading.

     2.9 Good Title.  Other than as described in Exhibit D, Parallax has good and marketable title to all of its property free and clear of any liens, claims and encumbrances of any nature, form or description.

 2.10 Litigation and Proceedings.  There are no actions, suits, proceedings or investigations pending, threatened by or against Parallax or affecting  Parallax or  its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. Parallax has no knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator, or governmental agency or instrumentality or any circumstance that after reasonable investigation would result in the discovery of such default.

2.11  Federal and State Securities Laws. To the best of its knowledge, no court or governmental agency or instrumentality, domestic or foreign, has imposed a sanction against Parallax or found that Parallax has violated any federal or state securities or commodities laws.

2.12  Compliance With Laws and Regulations.  To the best of its knowledge, Parallax has complied with all applicable statutes and regulations of any federal, state, or other applicable governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets or condition of Parallax or except to the extent that noncompliance would not result in the occurrence of any material liability.

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ABC Corp-Parallax Diagnostics, Ltd. Share Exchange Agreement

     2.13  Indemnification.  Parallax  agrees to defend and hold ABC  harmless against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including interest, penalties, and reasonable attorney's fees, that it shall incur or suffer, which arise out of, result from or relate to any breach of, or failure by Parallax  to perform any of its representations, warranties, covenants and agreements in this Agreement or in any exhibit or other instrument furnished or to be furnished by Parallax  under this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF ABC

ABC hereby represents and warrants to Parallax that:

     3.1 Organization.  ABC is a corporation duly organized, validly existing and in good standing under the laws of Nevada, has all necessary corporate powers to own its property and to carry on its business as now owned and operated by it, and is duly qualified to do business and is in good standing in each of the states where its business requires qualification.

     3.2 Capital.  The authorized capital stock of ABC consists of four hundred million shares (400,000,000) common stock of which thirty-five million (35,000,000) shares will be currently issued and outstanding on the date of closing immediately prior to the delivery of the Shares called for herein resulting in a total of fifty-six million (56,000,000) shares of ABC common stock issued and outstanding upon closing and one hundred million (100,000,000) of authorized but unissued preferred shares.  ABC further represents that there are no other issued and outstanding subscriptions, warrants, options, debentures, instruments, convertible securities, or other agreements or commitments obligating ABC to issue or to transfer from treasury any additional shares of its capital stock.  After the issuance of Shares to Parallax, and prior to the closing of the Share Exchange, Amersey will cancel to Treasury twenty-eight million (28,000,000) shares as additional consideration for the Share Exchange.

     3.3 Investigation of Financial Condition.  Without in any manner reducing or otherwise mitigating the representations contained herein, Parallax and/or their attorneys shall have the opportunity to meet with the accountants and attorneys to discuss the financial condition of ABC.  ABC shall make available to Parallax and/or their attorney all books and records of ABC once reasonable notice of such request have been given.

     3.4 Authority.  The Board of Directors of ABC  has authorized the execution of this Agreement and the consummation of transactions contemplated herein, and ABC  has full power and authority to execute, deliver, and perform this Agreement and this Agreement is a legal, valid and binding obligation of ABC , and is enforceable in accordance with its terms and conditions.

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ABC Corp-Parallax Diagnostics, Ltd. Share Exchange Agreement

     3.5 Ability to Carry Out Obligations.  The execution and delivery of this Agreement by ABC  and the performance by ABC  of its obligations hereunder in the time and in the manner contemplated will not cause, constitute or conflict with or result in (a) any breach or violation of any of the provisions or constitute a default under any license, indenture, mortgage, charter, instrument, articles of incorporation, bylaws, or other agreement or instrument to which ABC  is a party, or by which it may be bound, nor will any consents or authorizations of any party other than those hereto be required, (b) an event that would permit any party to any agreement or instrument to terminate it or to accelerate the maturity of any indebtedness or other obligation of ABC , or (c) any event that would result in the creation or imposition of any lien, charge, or encumbrance on any asset of ABC .

     3.6 Full Disclosure.  None of the representations and warranties made by ABC herein, or in any exhibit, certificate or memorandum furnished or to be furnished by ABC, or on its behalf, contains or will contain any untrue statement of material fact, or omit any material fact the omission of which would be misleading.

     3.7 Indemnification.  ABC  agrees to defend and hold Parallax  harmless against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including interest, penalties, and reasonable attorney's fees, that it shall incur or suffer, which arise out of, result from or relate to any breach of, or failure by ABC  to perform any of its respective representations, warranties, covenants and agreements in this Agreement or in any exhibit or other instrument furnished or to be furnished by ABC  under this Agreement.

ARTICLE IV

COVENANTS

     4.1 Investigative Rights.  From the date of this Agreement until the Closing date, each party shall provide the other full access during normal business hours to all such party's properties, books, contracts, commitments, and records for the purpose of examining same.

     4.2 Conduct of Business.  Prior to the Closing, ABC and Parallax shall each conduct its business in the normal course and shall not sell, pledge or assign any assets without the prior written consent of either party.  Neither ABC nor Parallax shall amend its articles of incorporation or Bylaws, declare dividends, redeem or sell stock or other securities, incur additional or newly-funded liabilities, acquire or dispose of fixed assets or settle or discharge any balance sheet receivable other than in the normal course of business.

     4.3 Required Corporate Action by ABC.  ABC and its officers and directors shall cause a meeting to be held as soon as practicable for the purpose of voting on the approval of this Agreement.

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ABC Corp-Parallax Diagnostics, Ltd. Share Exchange Agreement

     4.4 Officers.  Effective on the completion of the transaction the officers of the ABC as the public parent shall consist of Michael Redmond, CEO, President and Secretary and Norman Kunin CFO & Treasurer.

ARTICLE V

CONDITIONS PRECEDENT TO ABC’s PERFORMANCE

     5.1 Conditions.  ABC’s obligations hereunder shall be subject to the satisfaction, at or before the Closing, of all the conditions set forth in this Article V.  ABC may waive any of these conditions in whole or in part without prior notice; provided however, that no such waiver of a condition shall constitute a waiver by ABC of any other condition of or any of ABC's other rights or remedies, at law or in equity, if Parallax shall be in default of any of their representations, warranties, or covenants under this Agreement.

     5.2 Parallax Performance.  Parallax  shall have performed, satisfied and complied with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it, on or before the Closing Date.

     5.3 ABC Performance.  ABC shall have performed, satisfied and complied with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it, on or before the Closing Date.

     5.4 Accuracy of Representations.  Except as otherwise permitted by this Agreement, all representations and warranties by Parallax in this Agreement or in any written statement that shall be delivered to ABC by Parallax under this Agreement shall be true and accurate on and as of the Closing Date as though made at that time.

     5.5 Acceptance by Shareholders.  The holders of an aggregate of not less than 100% of the issued and outstanding shares of common stock of Parallax shall have executed this agreement below thereby acknowledging their agreement to exchange their shares for shares of ABC  common stock as described in paragraph 1.1. above.

     5.6 Financial Condition of Parallax.  On the Closing Date, the assets and liabilities of Parallax shall not be materially different than the amounts shown on its balance sheet included hereto except for changes in the ordinary course of business.

ARTICLE VI

CONDITIONS PRECEDENT TO PARALLAX 'S PERFORMANCE

     6.1 Conditions. Parallax's obligations hereunder shall be subject to the satisfaction, at or before the Closing, of all the conditions set forth in this Article VI.  Parallax may waive any of these conditions in whole or in part without prior notice; provided however, that no such waiver of a condition shall constitute a waiver by Parallax of any other condition of or any of Parallax’s other rights or remedies, at law or in equity, if ABC shall be in default of any of their representations, warranties, or covenants under this Agreement.

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ABC Corp-Parallax Diagnostics, Ltd. Share Exchange Agreement

6.2  ABC Performance.  ABC shall have performed, satisfied and complied with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it, on or before the Closing Date.

     6.3 Accuracy of Representations.  Except as otherwise permitted by this Agreement, all representations and warranties by ABC in this Agreement or in any written statement that shall be delivered to Parallax by ABC under this Agreement shall be true and accurate on and as of the Closing Date as though made at that time.

ARTICLE VII

CLOSING

     7.1 Closing.  The Closing of this transaction shall be held at a place and on a date mutually acceptable to the parties, but in no event later than January 10, 2011, unless the Parties agree otherwise.  At the Closing the parties shall deliver the following in form acceptable to counsel to the parties or as set forth herein:

By ABC:

A.  The shares represented by stock certificates issued in amounts called for by paragraph 1.1 above.

B.      A signed copy of the attached Acknowledgment of Closing.

By Parallax:

A.    100% of the issued and outstanding shares of Parallax as represented by fully executed and assigned stock certificates endorsed to ABC.

               B.   A signed copy of the attached Acknowledgment of Closing.

By Amersey:

A:     Amersey will cancel twenty-eight million (28,000,000) shares after the ABC Shares have been issued to Parallax and prior to the Closing.

B:     A signed copy of the attached Acknowledgement of closing.

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ABC Corp-Parallax Diagnostics, Ltd. Share Exchange Agreement

ARTICLE VIII

REMEDIES

     8.1 Legal Action and Costs.  If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorney's fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

     8.2 Termination.  In addition to the other remedies, any of the parties hereto may on the Closing date terminate this Agreement, without liability:

            (i)  upon the failure of any condition not otherwise waived by the parties; or

(ii)  if the respective boards of directors mutually consent to the termination of this Agreement.

8.3    Mutual Rescission.  If at the end of the Funding Period the working capital investment is not fully met, then in that event, the parties hereby deem this agreement to immediately be rescinded by mutual rescission of the parties with the shares of Parallax to revert back to the Shareholders and the shares of ABC to revert back to ABC but with Parallax to retain any monies received thereunder.

ARTICLE IX

MISCELLANEOUS

     9.1 Captions and Headings.  The Article and paragraph headings throughout this Agreement are for convenience and reference only, and shall in no way be deemed to define, limit, or add to the meaning of any provision of this Agreement.

     9.2 No Oral Change.  This Agreement and any provisions hereof, may not be waived, changed, modified or discharged orally, but it can be changed by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or, discharge is sought.

     9.3 Non-Waiver.  Except as otherwise expressly provided herein, no waiver of any covenant, condition, or provision of this Agreement shall be deemed to have been made unless expressly in writing and signed by the party against whom such waiver is charged.

     9.4 Time of Essence.  Time is of the essence of this Agreement and each and every part hereof.

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ABC Corp-Parallax Diagnostics, Ltd. Share Exchange Agreement

     9.5 Entire Agreement.  This Agreement contains the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings and merges any all such prior discussions and/or agreements herein.

     9.6 Choice of Law.  This Agreement and its application shall be governed by the laws of the State of Nevada.

     9.7 Counterparts.  This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

     9.8 Notices.  All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows:

            If to ABC, then to:

ABC Acquisition Corp 1502

                                                300 Center Ave Suite 202

                                                Bay City MI 48708

            If to Amersey, then to:

                                                Amersey Investments LLC

                                                300 Center Ave Suite 202

                                                Bay City MI 48708

If to Parallax, then to:

Parallax Diagnostics, Inc.

1327 Ocean Ave Suite M,

Santa Monica, CA 90401

     9.9 Binding Effect.  This Agreement shall inure to and be binding upon the heirs, executors, personal representatives successors and assigns of each of the parties to this Agreement.

     9.10 Effect of Closing.  All representations, warranties, covenants, and agreements of the parties contained in this Agreement, or in any instrument, certificate, opinion, or other writing provided for in it, shall survive the Closing of this Agreement.

     9.11 Expenses.  Each party will pay its own legal, accounting and any other rout of pocket expenses reasonably incurred in connection with this transaction, whether or not the transaction contemplated hereby is consummated.

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ABC Corp-Parallax Diagnostics, Ltd. Share Exchange Agreement

     9.12 Debt.  Parallax acknowledges that pursuant to a certain Financial Consulting Agreement dated February, 2009 with Prominence Capital LLC, that a total of one hundred and twenty-five thousand ($125,000) dollars are due and owing upon the closing called for herein and that Prominence and Parallax have entered into a Settlement Agreement that calls for the debt to be converted into two million shares to be paid thereunder shall be allocated from the Shares and delivered to ABC at Closing.

      9.13 Management.  ABC agrees that the Parallax Board and its President J. Michael Redmond shall have full authority and autonomy to operate Parallax without ABC interference that will encumber or inhibit Parallax while the terms of the Share Exchange Agreement are being met.

     9.14   Capital Demands.  ABC shall make zero (0) demands for capital from Parallax without the prior consent of Parallax.

9.15  Shareholder Right of First Refusal.  In the event that ABC decides to sell the assets or the shares of Parallax for any reason, then in that event, Shareholder shall be and hereby is, granted a right of first refusal for a reasonable period of time.

     9.16 Facsimile Signatures as Originals.  Original signatures transmitted by facsimile machine shall constitute originals for the purpose of validly executing this Agreement.

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ABC Corp-Parallax Diagnostics, Ltd. Share Exchange Agreement

AGREED TO AND ACCEPTED as of the date first above written.

ABC Acquisition Corp 1502

By: /s/ Nitin M. Amersey

      Nitin M. Amersey, Chairman, President

Amersey Investments LLC

By: /s/ Nitin M. Amersey

      Nitin M. Amersey, President

PARALLAX DIAGNOSTICS, LTD

By: /s/ Edward W. Withrow III

     Edward W. Withrow III, Chairman

MONTECITO BIO SCIENCES, LTD

By: /s/ Edward W. Withrow III         ___________

       Edward W. Withrow III, Director and Founder

ACKNOWLEDGEMENT OF CLOSING

The undersigned authorized signatories of Parallax Diagnostics, Ltd. and ABC Acquisition Corp 1502 hereby acknowledge that the Closing called for under the foregoing Share Exchange Agreement between Parallax Diagnostics, Ltd and ABC Acquisition Corp 1502 occurred on January 5, 2011, and that all conditions of said Agreement have been met by the parties including the receipt of the shares from ABC and the shares from the Parallax shareholders as called for under paragraph 7.1 of said Share Exchange Agreement.

Acknowledged this 5th day of January, 2011.

PARALLAX DIAGNOSTICS, LTD.                                   ABC Acquisition Corp 1502

By: /s/ Edward W. Withrow III                                By:/s/ Nitin M. Amersey

     Edward W. Withrow III, Chairman                            Nitin M. Amersey, President

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ABC Corp-Parallax Diagnostics, Ltd. Share Exchange Agreement